EX-99.77Q1(f): Letter from independent accountant furnished pursuant to sub-item 77K


August 29, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Aberdeen Latin
America Equity Fund, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-
SAR, as part of the Form N-SAR of Aberdeen Latin
America Equity Fund, Inc. dated August 29, 2017. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
































EX-99.77K: Changes in registrant's certifying accountant
 Dismissal of independent registered public accounting firm
            On June 13, 2017, the Board of Directors
(the "Board") of Aberdeen Latin America Equity
Fund, Inc. (the "Fund") approved the dismissal of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm for the Fund, effective June 15, 2017. The Board's decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board. On June 15, 2017, the
Fund dismissed PwC.
            The reports of PwC on the Fund's financial statements as of and for the two most recent fiscal years
(ended December 31, 2016 and December 31, 2015) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
            During the Fund's two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through June 15, 2017, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.
            During the Fund's two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through June 15, 2017, there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended (the "Exchange
Act")).
            The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund set forth above. A copy of PwC's letter dated August 29, 2017 is filed as an exhibit to this Form N-SAR.